Exhibit 99.1

MESABI TRUST

PRESS RELEASE

New York, New York

October 16, 2008

The Trustees of Mesabi Trust (NYSE: MSB) declared a distribution of one dollar and twenty-five cents ($1.25) per Unit of Beneficial Interest payable on November 20, 2008 to Mesabi Trust unitholders of record at the close of business on October 30, 2008.  This compares to a distribution of forty-eight cents ($0.48) per Unit for the same period last year.

The seventy-seven cents ($0.77) per Unit increase in the current distribution, as compared to the distribution for the same quarter last year, is attributable to a significant increase in the average sales price per ton of iron ore pellets, and a substantial increase in the volume of shipments of iron ore pellets during the most recent quarter as reported by Northshore Mining Company (“Northshore”), the lessee/operator of the mine on Mesabi Trust lands.  The substantial increase in the volume of shipments from Silver Bay, Minnesota resulted in the shipment of additional tons at higher royalty rates, as compared to the same quarter last year, thereby adding to the amount of the base royalty payment.  The increase in the volume of shipments from Silver Bay, Minnesota, together with the higher average sales price per ton of iron ore pellets, contributed to the increase in the bonus royalty payment.

Based on the shipments of iron ore during the third calendar quarter of 2008, Mesabi Trust is expecting to receive a base royalty of $10,853,554 (representing royalties on actual shipments of iron ore mined from Mesabi Trust lands of 2,194,801 tons).  Mesabi Trust is also expecting to receive a bonus royalty in the amount of $5,567,719 with respect to shipments during the third calendar quarter of 2008.  The base royalty and bonus royalty amounts were increased by $124,924 representing positive adjustments of $70,541 and $54,383, respectively, to base royalty and bonus royalty amounts credited to the Trust during the second quarter of 2008. The total royalty payment expected to be received by Mesabi Trust on October 31, 2008 from Northshore is $16,683,010 (including a royalty payment of $136,813 payable to the Mesabi Land Trust).

The volume of shipments of iron ore pellets by Northshore varies from quarter to quarter and year to year based on a number of factors, including weather conditions on the Great Lakes, the requested delivery schedules of customers and general economic conditions in the iron ore industry.  The resulting royalties paid to Mesabi Trust are dependent on the volume of shipments of iron ore pellets for the quarter and the year to date, the pricing of the iron ore product sales and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from other lands.  Further, the prices under term contracts between Northshore, Northshore’s parent Cliffs Natural Resources Inc. (“Cliffs”) and certain of their customers (the “Cliffs Pellet Agreements”) are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year. This can result in possibly significant variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by Mesabi Trust) from quarter to quarter and on a comparative historical basis. These variations, which can be positive or negative, cannot be predicted by the Trustees of Mesabi Trust. Royalty payments received in 2007 and 2008 continue to reflect pricing estimates for shipments of iron ore products that may be subject to further adjustment (upward or downward) pursuant to the Cliffs Pellet Agreements.

With respect to the balance of 2008, Northshore has not advised Mesabi Trust as to its expected 2008 shipments of iron ore products or what percentage of 2008 shipments will be from Mesabi Trust iron ore. Cliffs has previously reported that it estimates scheduled 2008 pellet production at Northshore (using iron ore mined from both Mesabi Trust lands and from other than Mesabi Trust lands) will be approximately 5.7 million tons. Cliffs has not provided Mesabi Trust with any projections about possible pricing (and resulting royalty) adjustments that might impact future distributions, although Cliffs did indicate that the royalty payments being reported today are based on estimated iron ore pellet prices under the Cliffs Pellet Agreements, which are subject to change.  In addition, because there are price adjustment provisions under the Cliffs Pellet Agreements, the average sales prices received by Mesabi Trust may not match international iron ore pellet prices.

This press release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing, shipments from Northshore in 2008 and royalty (including bonus royalty) amounts, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended.  Actual production, prices (and adjustments thereto) and shipments of iron ore pellets, as well as actual royalty levels (including bonus royalties), could differ materially from current expectations due to inherent risks such as general and industry economic trends, uncertainties arising from war, terrorist events and other global events, higher or lower demand for steel and iron ore, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market or other factors.  The volume of shipments of iron ore pellets by Northshore varies from quarter to quarter and year to year based on a number of factors, including the requested delivery schedules of customers, general economic conditions in the iron ore industry and weather conditions on the Great Lakes.  Furthermore, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments which can be positive or negative and are dependent in part on multiple price and inflation index factors under agreements to which Mesabi Trust is not a party and that are not known until after the end of a contract year.  Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially.  Additional information concerning these and other risks and uncertainties is contained in the Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.  Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements that may be in this press release.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
615-835-2749